GRANITE FALLS ENERGY, LLC

CEO/GM EMPLOYMENT CONTRACT

This Agreement, made and entered into this April 19, 2012 by and between Granite Falls Energy, LLC., Granite Falls, MN. (hereinafter referred to as ‘Employer’); and Steve Christensen, (hereinafter referred to as ‘Employee’).

WITNESSETH:

WHEREAS, Employee is now the Chief Executive Officer/General Manager of Employer, and,

WHEREAS, the parties deem it to be in their mutual interest to have a written employment agreement.

NOW, THEREFORE, the parties agree that Employee, as the Chief Executive Officer/General Manager of Employer, is employed as follows:

1.	Term. The term of Employee’s employment will continue until terminated hereinafter provided.

2.
Salary. Employer shall pay Employee a salary of $13,750.00 per month effective April 23, 2012, which salary shall be reviewed annually, beginning in December and continuing each year thereafter, with a view toward appropriate adjustments as agreed to.

3.
Benefits. Employee shall receive benefits equal to or greater than those provided to other Employees of Employer, but not limited to: paid holidays, life insurance, vacation, personal leave, and a retirement plan as outlined in the GFE Employee Manual and/or as identified in Attachment A.

4.	Employee Termination. Employee may terminate this agreement at any time upon a 30-day written notice to Employer.

5.
Employer Termination. In event that Employer terminates Employee’s employment without cause, with cause being defined as dishonesty, a violation in accordance with the Granite Falls Energy, LLC employee manual, theft, fraud, or a criminal act against Granite Falls Energy LLC and its shareholders, it shall then:

a.	Continue paying Employee his then current salary for a period of six (6) months from and after the effective date of the termination.

b.
Continue paying Employee’s health care insurance for a period of six (6) months from and after the effective date of termination, or until time health coverage becomes effective with other employment, whichever occurs first.

c.	If Employee’s employment is terminated for cause, there shall be no obligation to continue the salary and health benefits set forth above.

6.	Payment at Termination. Irrespective of the reasons for which Employee’s employment is terminated, he shall be entitled to be paid all accrued time-off to which his is entitled at the time.

7.
Duties and Responsibilities. The duties and responsibilities to be performed by the Employee shall be as defined and determined by Employer and agreed to by Employee. These defined duties shall be reviewed annually in November of each year and maintained in the Employees employment file.

8.
Covenant not to Solicit. While Employee is employed by Employer and for a period of 24 months thereafter, Employees shall not, directly or indirectly, either for himself or any other person, firm or corporation, without the Employer’s consent, solicit or attempt to solicit any person that is employed by Employer to terminate or otherwise diminish in any respect his or her relationship with the Employer.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

GRANITE FALLS ENERGY LLC:    EMPLOYEE:

/s/ Paul Enstad        /s/ Steve Christensen
Paul Enstad, Chairman    Steve Christensen

Attachment A

Benefits

Vacation

24 days of vacation (accrued 2 days per month) per year. Unused vacation time may be accumulated up to 40 days. Any planned vacation exceeding 10 consecutive working days shall be pre-approved by the Board of Governors.

Bonus

Bonus consideration shall be concurrent with annual review to take place in December of each year. The Board of Governors has adopted a Bonus formula to be used as follows: If the net profits for the Company are $9,999,000.00 (nine million nine hundred ninety nine thousand) dollars at fiscal year end, no bonus will be paid. If net profits for the Company are $10,000,000.00 (ten million dollars) or greater at fiscal year end, the bonus will be .0025 (one quarter of one percent of the net profits). Example: If the net profits are $12,000,000.00 (twelve million) dollars, the bonus paid would be $30,000.00 (thirty thousand) dollars.

Vehicle

Granite Falls Energy shall provide a company owned vehicle to be used by Steve Christensen. Granite Falls Energy shall be responsible for all upkeep and operating expenses of the vehicle.

Chief Executive Officer

Duties and Responsibilities

•	Responsible for the day to day operations of Granite Falls Energy, LLC, including the hiring of staff to ensure proper operation of the facility.

•
Responsible for providing all financial and operational information to the Board of Governors to ensure that the Board of Governors can carry out their fiduciary duties to act in the best interest of the shareholders.

•	Responsible for initiating and enforcing all company policies including the delegation of initiation and enforcement duties to other staff.

•
Responsible for maintaining compliance with all federal, state and local codes, laws, etc. in the operation of the facility. This includes hiring consultants, attorneys, contractors and any other services to insure compliance with the approval from the Chairman of the Board of Governors.

•	Other duties as assigned by the Board of Governors.

GRANITE FALLS ENERGY LLC:    EMPLOYEE:

/s/ Paul Enstad        s/ Steve Christensen
Paul Enstad, Chairman    Steve Christensen